Exhibit 99.1

             Hercules Announces Third Quarter 2006 Financial Results

            Company Reports Record Commitments and Fundings



    PALO ALTO, Calif.--(BUSINESS WIRE)--Oct. 26, 2006--Hercules
Technology Growth Capital, Inc. (NASDAQ:HTGC), a leading specialty finance company providing debt and equity growth capital to venture capital and private equity backed technology and life science companies, today announced its financial results for the third quarter ended September 30, 2006.

    Highlights for the Third Quarter ended September 30, 2006 included:

    -- New debt commitments increased by a record $81.5 million to 10 companies for total debt commitments since inception in excess of $428.7 million to 59 companies

    -- Debt fundings totaled approximately a record $65.4 million to 14 portfolio companies

    -- Revenues were approximately $7.5 million, a 106% increase compared with $3.7 million in the third quarter of 2005

    -- Net investment income before income taxes increased to $3.1 million or $0.23 per share compared with $885,000 or $0.09 per share in Q3 2005

    -- Net income was approximately $1.6 million or $0.12 per share on 13.7 million basic shares outstanding at September 30, 2006 measured against approximately $1.6 million or $0.16 per share on 9.8 million basic shares outstanding at September 30, 2005

    -- Total debt and equity investment portfolio at value was $237.5 million to 54 portfolio companies

    -- Declared a dividend a $0.30 per share, its fifth consecutive dividend, bringing the cumulative total to $1.225 per share. The dividend is payable on December 1, 2006 to shareholders of record as of November 6, 2006

    --  Became licensed to operate as a Small Business Investment
        Company by the United States Small Business Administration
        (the "SBA")

    "The third quarter of 2006 was the strongest in Hercules' history measured by both debt fundings and debt commitments," said Manuel A. Henriquez, Chairman and CEO of Hercules. "In addition to continually building our portfolio and strengthening our pipeline, during the third quarter we also enhanced our management team, became licensed as a SBIC, and renewed our $125 million credit facility with Citibank to improve our financial strength and funding capabilities."

    Henriquez continued, "In addition to our growing investment portfolio of debt and equity, in the third quarter we acquired warrants that would allow us to invest approximately $6.2 million in our various venture capital backed companies. Our accumulated unexercised warrant portfolio currently exceeds $27.0 million, which has a fair value for accounting purposes of approximately $9.2 million. We anticipate that over time, some portion of this warrant portfolio may become liquid, resulting in gains which would enhance returns to shareholders. To illustrate, in the last twelve months, we have made two such investments, resulting in realized gains of approximately $2.7 million. However, there can be no assurance that we will be able to realize additional gains on the warrant portfolio."

    Portfolio and Investment Activity for the Third Quarter ended
September 30, 2006

    The third quarter of 2006 clearly demonstrated Hercules' growing presence and position as a publicly traded specialty finance company, providing growth capital to venture capital backed companies. The Company continues to capitalize on its ability to provide one-stop financing solutions to venture-backed technology and life sciences companies, by funding senior debt, subordinated debt and equity, at all stages of a company's development.

    During the third quarter, Hercules entered into agreements to provide debt financing of $81.5 million to nine new portfolio companies and one existing portfolio company. Also during the third quarter, Hercules funded $49.6 million in debt investments to nine new portfolio companies, and funded an additional $15.8 million to five existing portfolio companies.

    Hercules invested $2.8 million in equity investments in three portfolio companies comprised of $1.0 million of debt conversion to an existing portfolio company in conjunction with a new equity round of financing, and approximately $1.8 million in two new equity investments.

    Hercules' proceeds from principal repayments were approximately $19.4 million. These repayments comprised normal amortization of principal of approximately $9.5 million, repayments of approximately $1.8 million from one well-performing portfolio company who prepaid its loan in full, $1.0 million repaid under a loan restructuring agreement, and a $7.1 million pay down on a revolving working capital line.

    As of September 30, 2006, Hercules' unfunded debt commitments were approximately $95.7 million to 19 portfolio companies. In addition, the Company executed non-binding term sheets with six prospective portfolio companies, representing approximately $58.5 million. These proposed investments are subject to the completion of the Company's due diligence and final approval process, as well as the negotiation of definitive documentation with the prospective portfolio companies which may not result in completed investments.

    The fair value of Hercules' debt portfolio as of September 30, 2006 was approximately $229.2 million, representing investments in 53 portfolio companies, compared with $127.2 million as of September 30, 2005, representing investments in 24 portfolio companies. The fair value of the Company's equity portfolio as of September 30, 2006 was $8.3 million, representing investments in 13 portfolio companies. There were five equity investments representing a value of approximately $3.3 million as of September 30, 2005.

    The overall weighted average yield to maturity on the Company's loan portfolio was approximately 12.75% as of September 30, 2006. Yields to maturity are computed using interest rates at inception of the loan, and include amortization of loan facility fees, commitment fees and market premiums or discounts over the expected life of the debt investments, weighted by their respective costs when averaged and are based on the assumption that all contractual loan commitments have been fully funded.

    Operating Results for the Third Quarter ended September 30, 2006

    Revenue during the third quarter was $7.5 million, a 106% increase compared with $3.7 million in the third quarter of 2005.

    Interest expense and loan fees were approximately $1.6 million during the third quarter, representing an increase of $731,000 from $840,000 in the comparable quarter of 2005. The increase is primarily related to borrowings under the Citibank credit facility that were not outstanding during the third quarter of 2005. Total debt outstanding was $91.0 million as of September 30, 2006 compared with $25.0 million in the comparable quarter of 2005.

    Total operating expenses, excluding interest expense and loan fees, were $2.9 million, compared with $1.9 million in the third quarter of 2005. The increase was primarily due to additional headcount and higher expenses related to being a public company, including expenses related to the implementation of the requirements under the Sarbanes-Oxley Act. In addition, the Company incurred approximately $160,000 of expenses related to a loan work out.

    Net investment income before provision for income taxes for the third quarter was approximately $3.1 million, compared with approximately $885,000 in the third quarter of 2005, an increase of approximately 252%. Net investment income before provision for income taxes on a basic per share basis during the third quarter of 2006 was $0.23 per share, based on 13.7 million weighted average basic shares outstanding, compared with $0.09 per share in the comparable quarter of 2005, based on 9.8 million weighted average basic shares outstanding.

    During the third quarter of 2006, the Company recognized a realized loss of approximately $2.5 million due to the asset disposition of one portfolio company.

    Net income during the third quarter of 2006 of $1.6 million was unchanged when compared with the third quarter of 2005. Basic net income was $0.12 per share, based on 13.7 million weighted average basic shares outstanding, as compared with net income of $0.16 per share in the comparable quarter of 2005, based on 9.8 million weighted average basic shares outstanding.

    Taxable income was approximately $1.3 million during the third quarter reflecting the realized loss discussed above and as adjusted for the effects of deferred revenue, timing differences for book and tax, the current quarter tax credit and the impact of FAS 123R expense. Basic taxable income was estimated to be $0.09 per share, based on 13.7 million weighted average basic shares outstanding.

    Liquidity and Capital Resources

    At September 30, 2006, net assets were approximately $151.3 million, with a net asset value per share of $11.06.

    As of September 30, 2006, Hercules had $91.0 million outstanding under its $125.0 million Citigroup credit facility of which $34.0 million is available, subject to existing terms and advance rates.

    The Company ended the third quarter with $7.1 million in cash and cash equivalents.

    On September 27, 2006, Hercules secured a license from the United States Small Business Administration (the "SBA") to operate as a Small Business Investment Company ("SBIC") with the opportunity to access $124.4 million in future financing from the federal government. The license will provide an additional source of capital as the Company continues to fund new investments to venture capital and private equity backed technology and life science companies. The Company is currently submitting its first application to draw leverage under the program, subject to review by the SBA.

    Portfolio Asset Quality

    We use the following investment grading system for our entire portfolio of debt investments:



Grade 1 Loans involve the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk profile is generally favorable.

Grade 2 The borrower is performing as expected and the risk profile is neutral to favorable. All new loans are initially graded 2.

Grade 3 The borrower may be performing below expectations, and the loan's risk has increased materially since origination.
            We increase procedures to monitor a borrower that may have limited amounts of cash remaining on the balance sheet, is approaching its next equity capital raise within the next three to six months, or if the estimated fair value of the enterprise may be lower than when the loan was originated. We will generally lower the loan grade to a level 3 even if the company is performing in accordance to plan as it approaches the need to raise additional cash to fund its operations. Once the borrower closes its new equity capital raise, we may increase the loan grade back to grade 2.

Grade 4 The borrower is performing materially below expectations, and the loan risk has substantially increased since origination. Loans graded 4 may experience some partial loss or full return of principal but are expected to realize some loss of interest which is not anticipated to be repaid in full, which, to the extent not already reflected, may require the fair value of the loan to be reduced to the amount we anticipate will be recovered. Grade 4 investments are closely being monitored.

Grade 5 The borrower is in workout, materially performing below expectations and significant risk of principal loss is probable. Loans graded 5 will experience some partial principal loss or full loss of remaining principal outstanding is expected. Grade 5 loans will require the fair value of the loans be reduced to the amount we anticipate, if any, will be recovered.


    At September 30, 2006, grading of the debt portfolio, excluding warrants and equity investments, was as follows:



Grade 1 Investments totaled approximately $10.5 million or 4.8% of the total portfolio

Grade 2 Investments totaled approximately $174.4 million or 79.3% of the total portfolio

Grade 3 Investments totaled approximately $24.6 million or 11.1% of the total portfolio

Grade 4 Investments totaled approximately $10.5 million or 4.8% of the total portfolio

Grade 5 Investments totaled approximately $0.0 million or 0.0% of the total portfolio


    At September 30, 2006, the weighted average loan grade of Hercules' loan portfolio based on Management's assessment was 2.17 on a scale of 1 to 5, with 1 being the highest quality, compared with
2.21 as of June 30, 2006. Hercules policy is to adjust the grading on its portfolio companies as they approach the point in time when they will require additional equity capital. Various companies in the portfolio will require additional funding in the near term and have therefore been downgraded until the funding is complete.

    Hercules' portfolio diversification at fair value as of September 30, 2006 within the technology and life sciences industries was approximately as follows:

    --  35% in biopharmaceutical companies

    --  17% in software companies

    --  10% in consumer and business product companies

    --  10% in electronics and computer hardware

    --  9% in medical device and equipment companies

    --  8% in communications and networking companies

    --  6% in Internet companies

    --  4% in semiconductor companies

    --  1% in energy companies

    Subsequent Events

    The Board of Directors declared a third quarter dividend of $0.30 per share. The dividend will be payable on December 1, 2006 to shareholders of record as of November 6, 2006. The ex-dividend date is November 2, 2006. This was the Company's fifth consecutive dividend declaration since its initial public offering, and brings the total cumulative dividend declared to date to $1.225 per share.

    Additionally, on October 20, 2006, Hercules completed the sale of
2.5 million shares of the Company's common stock resulting in gross proceeds of approximately $32.5 million and estimated net proceeds of approximately $31.0 million after underwriter's discount and expenses. The Company plans to use the proceeds of the offering to invest in debt and equity securities, reduce its borrowings and for other general corporate purposes.

    Conference Call

    Hercules will host its third quarter 2006 results conference call today, October 26, 2006 at 2:00 PM PDT / 5:00 PM EDT.

    To listen to the call, please dial (888) 694-4702 or (973)
582-2741 approximately 10 minutes prior to the start of the call. The passcode for the call is 8012973. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available for one week. To access the replay, please dial
(877) 519-4471 or (973) 341-3080 and enter passcode 8012973.

    The Hercules financial results conference call will be available via a live webcast on the investor relations section of the Hercules website at http://www.HerculesTech.com. Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the website for 12 months.

    About Hercules Technology Growth Capital, Inc.:

    Founded in December 2003, Hercules Technology Growth Capital, Inc. is a NASDAQ traded specialty finance company providing debt and equity growth capital to technology-related companies at all stages of development. The Company primarily finances privately-held companies backed by leading venture capital and private equity firms and also may finance certain publicly-traded companies. Hercules' strategy is to evaluate and invest in a broad range of ventures active in technology and life science industries and to offer a full suite of growth capital products up and down the capital structure to prospective clients ranging from early-stage growth to expansion stage companies. The Company's investments are originated through its principal office located in Silicon Valley, as well as additional offices in the Boston, Boulder and Chicago areas. Providing capital to publicly-traded or privately-held companies backed by leading venture capital and private equity firms involves a high degree of credit risk and may result in potential losses of capital.

    For more information, please visit www.HerculesTech.com, or www.HTGC.com. Companies interested in learning more about financing opportunities should contact info@HTGC.com, or call (650) 289-3060.

    Forward-Looking Statements:

    The statements contained in this release that are not purely historical are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties and other factors we identify from time to time in our filings with the Securities and Exchange Commission. Although we believe that the assumptions on which these forward-looking statements are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.



               HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
          CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
                             (unaudited)


                                           September 30, December 31,
                                               2006          2005
Assets                                      (unaudited)
                                           ------------- -------------
Investments, at value
  Non-affiliate investments (cost of
   $230,371,469 and $176,004,865,
   respectively)                           $234,259,608  $176,673,226
  Affiliate investments (cost of $3,218,204
   and $0, respectively)                      3,214,704             -
                                           ------------- -------------

    Total investments (cost of $233,589,673
     and $176,004,865, respectively)        237,474,312   176,673,226

Deferred loan origination revenue            (3,567,304)   (2,729,982)
Cash and cash equivalents                     7,127,982    15,362,447
Interest receivable                           2,216,976     1,479,375
Prepaid expenses                                762,740     1,310,594
Deferred Tax Asset                                    -     1,454,000
Property and equipment, net                     360,050        77,673
Other assets                                  1,280,182        20,546
                                           ------------- -------------

Total assets                                245,654,938   193,647,879

Liabilities
Accounts payable                                377,962       150,081
Income tax payable                                    -     1,709,000
Accrued liabilities                           2,982,156     1,436,468
Short-term loan payable                      91,000,000    76,000,000
                                           ------------- -------------

Total liabilities                            94,360,118    79,295,549
                                           ------------- -------------

Net assets                                 $151,294,820  $114,352,330
                                           ============= =============

Net assets consist of:
  Par value                                     $13,676        $9,802
  Paid-in capital in excess of par value    154,124,549   114,524,833
  Distributable earnings (accumulated
   deficit)                                  (2,843,405)     (182,305)
                                           ------------- -------------
Total net assets                           $151,294,820  $114,352,330
                                           ============= =============

Shares of common stock outstanding ($0.001
 par value, 30,000,000 authorized)           13,676,318     9,801,965
                                           ============= =============

Net asset value per share                        $11.06        $11.67
                                           ============= =============




               HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (unaudited)

                        Three Months Ended       Nine Months Ended
                           September 30,           September 30,
                      ------------------------------------------------
                         2006        2005        2006         2005
                      ----------- ----------- ------------ -----------
Investment income:
  Interest
    Non-affiliate
     investments (less
     than 5% owned)   $6,611,239  $3,419,119  $18,421,609  $5,815,004
    Affiliate
     investments (5%
     to 25% owned)        86,052           -       86,052           -
                      ----------- ----------- ------------ -----------
      Total interest
       income          6,697,291   3,419,119   18,507,661   5,815,004

  Fees                   846,741     240,879    2,311,415     511,791
                      ----------- ----------- ------------ -----------

Total investment
 income                7,544,032   3,659,998   20,819,076   6,326,795

Operating expenses:
  Interest             1,420,140     585,773    4,455,015   1,030,217
  Loan fees              149,677     253,333      687,158     686,666
  Compensation and
   benefits            1,244,993     987,096    3,577,312   2,351,924
  General and
   administrative      1,435,767     833,962    4,201,730   1,479,381
  Stock-based
   compensation          175,600     115,000      428,600     195,000
                      ----------- ----------- ------------ -----------

Total operating
 expenses              4,426,177   2,775,164   13,349,815   5,743,188

Net investment income
 (loss) before
 provision for income
 tax and investment
 gains and losses      3,117,855     884,834    7,469,261     583,607
Income tax (benefit)
 expense                (344,389)          -      644,348           -
                      ----------- ----------- ------------ -----------
Net investment income
 (loss)                3,462,244     884,834    6,824,913     583,607
Net realized and
 unrealized gain
 (loss)               (1,889,605)    677,090      619,091   1,720,482
                      ----------- ----------- ------------ -----------
Net increase in net
 assets resulting from
 operations           $1,572,639  $1,561,924   $7,444,004  $2,304,089
                      =========== =========== ============ ===========


Net investment income
 (loss) before
 provision for income
 tax and investment
 gains and losses:
    Basic                  $0.23       $0.09        $0.61       $0.10
                      =========== =========== ============ ===========

    Diluted                $0.23       $0.09        $0.61       $0.10
                      =========== =========== ============ ===========

Change in net assets
 per common share:
    Basic                  $0.12       $0.16        $0.61       $0.39
                      =========== =========== ============ ===========

    Diluted                $0.11       $0.16        $0.61       $0.38
                      =========== =========== ============ ===========

Weighted average
 shares outstanding
    Basic             13,660,604   9,802,000   12,157,953   5,975,000
                      =========== =========== ============ ===========

    Diluted           13,779,192   9,917,000   12,276,541   6,084,000
                      =========== =========== ============ ===========



    CONTACT: Hercules Technology Growth Capital, Inc.
             Main, 650-289-3060
             info@herculestech.com
             David Lund, 650-289-3077
             dlund@herculestech.com